Exhibit 99.1

GAP INC. REPORTS SEPTEMBER SALES

SAN FRANCISCO - October 10, 2013 - Gap Inc. (NYSE: GPS) today reported that September 2013 net sales were flat compared with last year. Net sales for the five-week period ended October 5, 2013 were $1.46 billion compared with net sales of $1.45 billion for the five-week period ended September 29, 2012.

“While September proved to be somewhat challenging, we remain steadfast in our commitment to deliver on our full-year goals,” said Glenn Murphy, chairman and chief executive officer of Gap Inc.

Due to the 53rd week in fiscal year 2012, September 2013 comparable sales are compared to the five-week period ended October 6, 2012. On this basis, Gap Inc.’s comparable sales for September 2013 were down 3 percent versus a 6 percent increase for September 2012.

Comparable sales by global brand for September 2013 were as follows:

•Gap Global: negative 3 percent versus positive 3 percent last year

•Banana Republic Global: negative 5 percent versus positive 4 percent last year

•Old Navy Global: negative 2 percent versus positive 10 percent last year

Additional insight into Gap Inc.’s sales performance is available by calling 1-800-GAP-NEWS (1-800-427-6397). International callers may call 706-902-4949. The recording will be available at approximately 1:00 p.m. Pacific Time on October 10, 2013 and available for replay until 1:00 p.m. Pacific Time on October 18, 2013.

October Sales
The company will report October sales on November 7, 2013.

About Gap Inc.
Gap Inc. is a leading global retailer offering clothing, accessories, and personal care products for men, women, children, and babies under the Gap, Banana Republic, Old Navy, Piperlime, Athleta, and Intermix brands. Fiscal year 2012 net sales were $15.7 billion. Gap Inc. products are available for purchase in more than 90 countries worldwide through about 3,100 company-operated stores, over 300 franchise stores, and e-commerce sites. For more information, please visit www.gapinc.com.

Investor Relations Contact:
David Davick
(415) 427-2164
Investor_relations@gap.com

Media Relations Contact:
Kari Shellhorn
(415) 427-1805
Press@gap.com